Exhibit 10.1

AMENDMENT TO
THE BANK OF NEW YORK MELLON CORPORATION
EXECUTIVE SEVERANCE PLAN

WHEREAS, The Bank of New York Mellon Corporation (the “Corporation”) adopted The Bank of New York Mellon Corporation Executive Severance Plan (the “Plan”), effective as of July 13, 2010;

WHEREAS, the Human Resources and Compensation Committee of the Corporation’s Board of Directors (the “HRCC”) is authorized to amend the Plan under Section 13 of the Plan; and

WHEREAS, it is desired to amend the Plan, effective as of the date hereof, to clarify that the pro-rata Annual Incentive Award payable upon a non-Change in Control Qualifying Termination shall include any cash and non-cash portion of such award and shall be payable at the same time as such payments and awards are payable to other similarly situated executives of the Corporation.

NOW, THEREFORE, BE IT RESOLVED THAT, the Plan is hereby amended as follows:

1.    Section 2(a) of the Plan is amended in its entirety to read as follows:

(a) “Annual Incentive Award” means the annual incentive awarded to a Participant by the Corporation from time to time, including any cash and non-cash portions of such incentive, whether payable currently or on a deferred basis, and subject to any vesting, deferral or other terms and conditions; provided, however, that long-term incentive awards, including, but not limited to, performance share units, shall not be deemed to be annual incentives for purposes of this definition.

2.    Section 3(a)(ii) is amended in its entirety to read as follows:

“(ii) a cash payment and non-cash award, as applicable, equal to the actual cash and non-cash portions, as applicable, of the Participant’s Annual Incentive Award for the fiscal year in which the Participant’s Date of Termination occurs, multiplied by a fraction the numerator of which shall be the number of days the Participant was employed by the Corporation during the fiscal year in which the Date of Termination occurred and the denominator of which is 365 (or 366 in the case of a leap year); any such cash and non-cash portions of the pro-rata Annual Incentive Award shall be paid or awarded and shall become payable, in each case, at the same time(s) as annual incentives for the fiscal year in which the Participant’s Date of Termination occurs are paid or awarded and become payable to other similarly situated executives of the Corporation; provided, however, that the HRCC may determine the form(s) of such pro-rata Annual Incentive in its discretion, and provided, further, that any portion of such pro-rata Annual Incentive Award that is intended to be exempt from Section 409A as a “short-term deferral” (within the meaning of Section 409A) shall be paid no later than March 15th of the year following the year during which the Date of Termination occurred; and”

IN WITNESS WHEREOF, the HRCC has caused this amendment to be executed effective this 11th day of August, 2014.

The Bank of New York Mellon Corporation

/s/ Monique R. Herena
By: Monique R. Herena
Title: SEVP and Chief Human Resources Officer